EXHIBIT 99

Digi International Reports Third Quarter 2006 Revenue Growth of 18.7%
from Third Quarter 2005
Minneapolis — July 17, 2006 — Digi International, Inc. (NASDAQ: DGII) Digi reported revenue of $35.9 million compared to $30.2 million during the same quarter of fiscal 2005, an increase of $5.7 million, or 18.7%. The increase was primarily attributable to increased revenue from growth products and acquired products, offset in part by a decline in mature product lines.
Gross profit margin in the third quarter of 2006 was 57.6% compared to 60.3% during the same quarter of fiscal 2005. This decline was caused by product mix changes, higher manufacturing expenses, and the higher percentage of Rabbit® product sales in comparison to the third quarter of 2005.
Total operating expenses in the third quarter of 2006 were $16.9 million, compared to $14.5 million in the third quarter of 2005. The increase was primarily due to acquisitions completed in the third quarter of 2005. Digi also recorded a $0.6 million pre-tax charge in the third quarter of 2006 for stock-based compensation as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R), in the first quarter of 2006. A charge of $0.3 million for acquired in-process research and development due to the acquisition of Rabbit® is included in operating expenses for the third quarter of 2005.
Digi’s effective income tax rate for the third quarter of 2006 was 22.6% compared to 37.7% in the third quarter of 2005. The decrease in the effective tax rate was primarily due to recovery of additional discrete tax benefits in the third quarter of 2006.
Digi reported net income of $3.3 million for the third quarter of 2006, or $0.14 per diluted share, compared to $2.5 million, or $0.11 per diluted share, for the third quarter of 2005. Stock-based compensation expenses reduced Digi’s earnings per diluted share by $0.02 for the third quarter of 2006. Earnings per diluted share were $0.16, excluding the impact of stock-based compensation expenses.
For the nine months ended June 30, 2006, Digi reported revenue of $103.6 million, compared to $89.0 million for the nine months ended June 30, 2005, an increase of $14.6 million, or 16.4%. For the nine months ended June 30, 2006, Digi reported net income of $8.1 million, or $0.34 per diluted share, compared to $14.2 million, or $0.61 per diluted share, for the nine months ended June 30, 2005. Stock-based compensation expenses reduced earnings per diluted share by $0.05 for the first nine months of 2006. Earnings per diluted share, excluding the impact of stock-based compensation expenses, were $0.39 for the first nine months of 2006. As a result of a

Digi International Reports Third Quarter Fiscal 2006 Results — Page 2
settlement with the Internal Revenue Service on an audit of prior fiscal years, Digi recorded a reversal of $5.7 million of previously established income tax reserves, equating to $0.24 per diluted share positive impact in the second quarter of 2005. Excluding the impact of the favorable tax settlement, earnings per diluted share would have been $0.37 for the first nine months of 2005.
Digi’s current ratio is 4.9 to 1, and the Company has no debt other than capital lease obligations. Digi’s cash and cash equivalents and marketable securities balance at the end of the third quarter was $65.9 million, up $5.9 million from the end of the prior quarter. Digi’s cash per share on June 30, 2006, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of June 30, 2006 of 23,140,330, was $2.85.
“We are pleased with the positive revenue and earnings results and momentum that we have established,” said Joe Dunsmore, Digi’s Chief Executive Officer.
Third Quarter Highlights
•	Digi International is now listed on the NASDAQ Global Select Market, which has the highest listing standards of any market in the world as measured by financial and liquidity requirements.

•
Digi continued to make progress on carrier certifications for the Digi Connect® WAN family of wireless/cellular products with twelve certifications added during the quarter including Verizon Wireless. The Digi Connect WAN is now certified on nineteen carrier networks, spanning GSM and CDMA technologies, in the United States, Canada, Asia and Latin America.

•
Digi received acceptance into Rockwell Automations’ Encompass Program, a third-party product referencing program that helps Rockwell Automation customers find best-in-industry technologies compatible with Rockwell Automation products. Rockwell recognized the Digi Connect WAN family of industrial cellular routers as “best-in-class.”

•
Digi expanded its wireless/cellular router family with the introduction of the ConnectPortTM WAN, the industry’s first upgradeable, commercial-grade 3G Wireless WAN router. 3G technologies bring faster speeds to remote wireless communications, with downloads today averaging 400-700kbps and the promise of even faster speeds in the future. The ConnectPort WAN is already certified on Cingular Wireless and Sprint.

•
Digi announced a strategic relationship with Microsoft where Digi will offer support for the Microsoft® ..NET Micro Framework on its industry-leading line of wired and wireless embedded modules. The .NET Micro Framework extends the reach of Microsoft’s embedded solutions to integrated device platforms with smaller memory footprints.

Digi International Reports Third Quarter Fiscal 2006 Results — Page 3
Fourth Fiscal Quarter 2006 Guidance
For the fourth quarter of fiscal 2006, Digi expects revenue to be in the range of $34.5 million to $39.5 million. Digi expects fourth quarter earnings per diluted share to be in the range of $0.11 to $0.18, excluding the impact of stock-based compensation expenses of $0.02 per diluted share. Digi estimates reported earnings per diluted share, including the impact of stock-based compensation expenses, will be $0.09 to $0.16.
For the full year, Digi forecasts revenues to be in the range of $138 million to $143 million, or a 10% to 14% increase from 2005. Digi expects 2006 earnings per diluted share to be in the range of $0.50 to $0.57, excluding the impact of stock-based compensation expenses. Digi estimates that stock-based compensation expenses will reduce earnings per diluted share by approximately $0.07 per diluted share for the full fiscal year. Digi estimates reported earnings per diluted share, including the impact of stock-based compensation expenses, will be in the range of $0.43 to $0.50 for the 2006 fiscal year.
Third Quarter Fiscal 2006 Conference Call Details
Digi invites all those interested in hearing management’s discussion of the quarter to attend its third quarter fiscal 2006 conference call, scheduled for Monday, July 17, 2006, at 4:00 p.m. CT, either by phone or via the Internet. Participants can access the call by dialing (212) 676-5250. A replay will be available for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants, and entering access code 21298290 when prompted. Participants may also access a live Web cast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing easy to use and cost effective products and technologies. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which

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the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2005 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	Erika Moran / Tom Caden
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210

Digi International Reports Third Quarter Fiscal 2006 Results — Page 5
Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net sales	$35,860	$30,208	$103,616	$88,989
Cost of sales (A)	15,222	12,003	44,126	34,489

Gross profit	20,638	18,205	59,490	54,500

Operating expenses:
Sales and marketing (A)	7,277	6,446	20,830	19,300
Research and development (A)	5,402	3,778	15,227	11,850
General and administrative (A)	2,521	2,649	8,545	7,187
Intangibles amortization	1,687	1,349	5,046	3,883
In-process research and development	—	300	—	300

Total operating expenses	16,887	14,522	49,648	42,520

Operating income	3,751	3,683	9,842	11,980
Other income, net	575	306	1,461	809

Income before income taxes	4,326	3,989	11,303	12,789
Income tax provision (benefit)	978	1,505	3,205	(1,455)

Net income	$3,348	$2,484	$8,098	$14,244

Net income per common share, basic	$0.14	$0.11	$0.35	$0.64

Net income per common share, diluted	$0.14	$0.11	$0.34	$0.61

Weighted average common shares, basic	23,124	22,588	22,968	22,381

Weighted average common shares, diluted	23,904	23,296	23,695	23,420

(A)	Stock-based compensation expense charges due to adopting FAS 123R as of October 1, 2005 are included in the above income statement for the three and nine months ended June 30, 2006 as shown below:

Cost of sales	$22	$65
Sales and marketing	185	504
Research and development	132	401
General and administrative	240	772

	$579	$1,742

Digi International Reports Third Quarter Fiscal 2006 Results — Page 6
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2006	September 30, 2005
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$14,422	$12,990
Marketable securities	51,442	37,184
Accounts receivable, net	19,232	16,897
Inventories, net	19,090	18,527
Other	5,419	5,115

Total current assets	109,605	90,713
Property, equipment and improvements, net	19,904	20,808
Identifiable intangible assets and goodwill, net	59,764	65,017
Other	1,041	1,093

Total assets	$190,314	$177,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$406	$414
Accounts payable	5,235	6,272
Accrued expenses	9,688	10,726
Income taxes payable	6,944	3,306

Total current liabilities	22,273	20,718
Capital lease obligations, net of current portion	817	1,181
Net deferred tax liabilities	255	2,195

Total liabilities	23,345	24,094
Total stockholders’ equity	166,969	153,537

Total liabilities and stockholders’ equity	$190,314	$177,631

Digi International Reports Third Quarter Fiscal 2006 Results — Page 7
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Nine months ended
	June 30, 2006	June 30, 2006
Operating activities:
Net income	$3,348	$8,098
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	677	1,949
Amortization of identifiable intangible assets and other assets	1,919	5,744
Stock-based compensation	579	1,742
Deferred income taxes	(731)	(1,987)
Other	97	(436)
Changes in operating assets and liabilities:
Accounts receivable	(189)	(696)
Inventories	(383)	(1,068)
Other assets	(136)	(293)
Accounts payable and accrued expenses	(463)	(2,838)
Income taxes payable	962	3,636

Net cash provided by operating activities	5,680	13,851

Investing activities:
Purchase of held-to-maturity marketable securities, net	(7,125)	(14,258)
Purchase of property, equipment, improvements and certain other intangible assets	(161)	(1,055)

Net cash used in investing activities	(7,286)	(15,313)

Financing activities:
Principal payments on long-term obligations	(116)	(372)
Tax benefit related to the exercise of stock options	155	485
Proceeds from stock option plan transactions	258	2,931
Proceeds from employee stock purchase plan transactions	196	555

Net cash provided by financing activities	493	3,599
Effect of exchange rate changes on cash and cash equivalents	(155)	(705)

Net (decrease) increase in cash and cash equivalents	(1,268)	1,432
Cash and cash equivalents, beginning of period	15,690	12,990

Cash and cash equivalents, end of period	$14,422	$14,422